Global Axcess Corp Announces Second Quarter 2007 Financial Results
-  Generated $170,900 of Net Income for Quarter -

JACKSONVILLE, FL, August 7, 2007 /PRNewswire-FirstCall/ - Global Axcess Corp (OTCBB: GAXC) (the “Company”), an independent provider of ATM solutions, today announced the financial results for the second quarter ended June 30, 2007.

The Company reported revenues from continuing operations of approximately $5.6 million for the second quarter ended June 30, 2007, up 2.1% from the reported revenues of $5.5 million for the same period of 2006 and up 6.2% from first quarter 2007 revenues of $5.3 million.

The Company recorded net income for the second quarter ended June 30, 2007 of approximately $170,900, which compares to a net loss of $373,100 for the same period of 2006. Net income per diluted share for the second quarter of 2007 was $.01 on a share count of 20,984,443 versus a net loss per diluted share of $.02 on a share count of 21,010,028 for the second quarter of 2006.

Net income for the quarter was derived from the following factors:

The Company achieved gross profit from continuing operations of approximately $2.3 million or 41.6% of revenue for the three-month period ended June 30, 2007. This compared to $2.4 million or 43.5% of revenue for the same period of 2006. Gross profit from continuing operations for the first quarter of 2007 was approximately $2.2 million or 41.3% of revenues. The Company incurred increased cost of revenues period over period which was due to several factors. Firstly, in a move to increase ATM uptime rates the Company has increased its first line and second line dispatch rates. These increased dispatch rates combined with higher fuel charges resulted in higher first line and second line maintenance costs during the quarter. Secondly, its residual/commission payments to customers increased from the same quarter in fiscal 2006. Thirdly, insurance premiums in 2007 have increased and even though the Company moved to lower cost cash providers in 2007 and has saved on cash costs, it has incurred higher insurance premiums with these vendors.

SG&A expenses from continuing operations was approximately $1.4 million for the second quarter 2007 versus $1.8 million for the same period in 2006 and from $1.4 million for the first quarter of 2007. The decrease in SG&A expenses from continuing operations from the second quarter in 2006 is directly attributable to the decrease in salaries and benefits, audit and legal fees and rent expenses resulting from the reduced headcount and cost reduction measures the Company has undertaken in late 2006 and in the first quarter of 2007. Included in the SG&A expenses for the three-month period ending June 30, 2007 were $29,315 of expenses relating to performance based employee incentives.

Depreciation and amortization expense decreased by approximately $50,500 for the three-month period ended June 30, 2007 as compared to the same period in 2006.

During the second quarter of 2007, the Company incurred impairment of notes receivable charges of approximately $5,700 which related to the settlement of a February 2004 note.

During the second quarter of 2007, the Company recorded a recovery of bad debts of $100,000 which related to the settlement of a previously fully reserved note.

George McQuain, Global Axcess Corp President and Chief Executive Officer, said, “Our company posted solid performance in the second quarter of 2007. In the quarter, we leveraged our cost improvements and good per ATM transaction growth into excellent profit improvement. We are very pleased to have produced three quarters of profitability in a row. Additionally, during the quarter we settled a legacy lawsuit to our advantage and, within the last week, we settled another legacy lawsuit in an earnings neutral way. We are also pleased to have cleaned up these two matters.”

“We remain committed to delivering a profitable 2007. Our success over recent months is rooted in our turnaround strategy, values and culture. Our staff remains focused and dedicated to making Global Axcess Corp the best company in the U.S. ATM services industry. With a proven business model, strong management team and the best employees in the industry, we look forward to continuing improvement.”

Conference Call Information

The conference call will take place at 4:15 p.m. Eastern, on Tuesday, August 7, 2007. Anyone interested in participating should call (800) 822-4794 and enter pass code 4577531 if calling within the United States or (913) 981-4912 and pass code 4577531 if calling internationally, approximately 5 to 10 minutes prior to 4:15 p.m. There will be a playback available until August 14, 2007. To listen to the playback, please call (888) 203-1112 if calling within the United States or (719) 457-0820 if calling internationally. Please use pass code 4577531 for the replay.

The call is being webcast as well and can be accessed at Global's website at http://www.globalaxcess.biz. The webcast will be archived and available through November 7, 2007.

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of ATM services in the United States. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (NMS), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns and operates 4,400 ATMs in its national network spanning 44 states. For more information on the Company, please visit http://www.globalaxcess.biz.

Investors
Sharon Jackson, 904-395-1149
Sharon.Jackson@GLXS.biz

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
June 30, 2007
(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$551,428
Automated teller machine vault cash	1,960
Accounts receivable, net of allowance for doubtful accounts of $56,262	1,231,777
Note receivable - current	100,000
Inventory	453,593
Prepaid expenses and other current assets	131,963
Total current assets	2,470,721

Fixed assets, net	5,816,972

Other assets
Merchant contracts, net	12,188,747
Intangible assets, net	4,183,613
Deferred tax asset - non-current	339,800
Other assets	18,876

Total assets	$25,018,729

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,865,016
Notes payable - related parties - current portion, net	8,159
Note payable	50,000
Senior lenders' notes payable - current portion, net	600,000
Capital lease obligations - current portion	1,097,031
Total current liabilities	5,620,206

Long-term liabilities
Notes payable - related parties - long-term portion, net	1,333,503
Senior lenders' notes payable - long-term portion, net	4,880,095
Capital lease obligations - long-term portion	1,290,894
Total liabilities	13,124,698

Stockholders' equity
Preferred stock; $0.001 par value; 5,000,000 shares authorized, no shares issued and outstanding	-
Common stock; $0.001 par value; 45,000,000 shares authorized, 21,021,786 shares issued, 20,973,924 outstanding	21,022
Additional paid-in capital	22,371,733
Accumulated deficit	(10,486,758)
Treasury stock; 47,862 shares of common stock at cost	(11,966)
Total stockholders' equity	11,894,031
Total liabilities and stockholders' equity	$25,018,729

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	June 30, 2007	June 30, 2006

Revenues	$5,596,210	$5,478,911

Cost of revenues	3,267,497	3,097,689
Gross profit	2,328,713	2,381,222

Operating expenses
Depreciation and amortization	558,773	609,305
Selling, general and administrative	1,378,504	1,759,018
Impairment of notes receivable	5,743	-
Recovery of bad debts	(100,000)	-
Total operating expenses	1,843,020	2,368,323
Operating income from continuing operations before items shown below	485,693	12,899

Interest expense, net	(290,909)	(309,202)
Loss on disposal of assets	(23,877)	(4,056)
Loss attributed to minority interest	-	46,599
Income (loss) from continuing operations before provision for income taxes	170,907	(253,760)
Income (loss) from continuing operations	$170,907	$(253,760)
Loss from discontinued operations, net of tax	$-	$(119,340)
Net Income (loss)	$170,907	$(373,100)

Income (loss) per common share - basic:
Income (loss) from continuing operations	$0.01	$(0.01)
Loss from discontinued operations	$-	$(0.01)
Net Income (loss) per common share	$0.01	$(0.02)

Income (loss) per common share - diluted:
Income (loss) from continuing operations	$0.01	$(0.01)
Loss from discontinued operations	$-	$(0.01)
Net Income (loss) per common share	$0.01	$(0.02)

Weighted average common shares outstanding:
Basic	20,984,443	21,010,028
Diluted	20,984,443	21,010,028

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Six Months Ended
	June 30, 2007	June 30, 2006

Revenues	$10,867,200	$10,675,648

Cost of revenues	6,362,171	6,046,818
Gross profit	4,505,029	4,628,830

Operating expenses
Depreciation and amortization	1,106,914	1,213,887
Selling, general and administrative	2,763,789	3,120,837
Impairment of notes receivable	5,743	289,892
Recovery of bad debts	(100,000)	-
Other expense	-	450,000
Total operating expenses	3,776,446	5,074,616
Operating income (loss) from continuing operations before items shown below
	728,583	(445,786)

Interest expense, net	(608,440)	(640,265)
Gain (loss) on sale or disposal of assets	(23,017)	10,377
Loss attributed to minority interest	-	46,599
Income (loss) from continuing operations before provision for income taxes	97,126	(1,029,075)
Income (loss) from continuing operations	$97,126	$(1,029,075)
Income (loss) from discontinued operations, net of tax	$175,000	$(221,940)
Net Income (loss)	$272,126	$(1,251,015)

Income (loss) per common share - basic:
Income (loss) from continuing operations	$0.00	$(0.05)
Income (loss) from discontinued operations	$0.01	$(0.01)
Net Income (loss) per common share	$0.01	$(0.06)

Income (loss) per common share - diluted:
Income (loss) from continuing operations	$0.00	$(0.05)
Income (loss) from discontinued operations	$0.01	$(0.01)
Net Income (loss) per common share	$0.01	$(0.06)

Weighted average common shares outstanding:
Basic	21,003,011	20,990,878
Diluted	21,003,011	20,990,878